EXHIBIT 99.1

For Immediate Release

For more information:

Rick Russo	Charles Messman
Chief Financial Officer	Todd Kehrli
Captiva Software Corporation	MKR Group, LLC
858/320-1000	626/395-9500
rrusso@captivasoftware.com

CAPTIVA REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS

Total Revenues Increase 21%, Software Revenues 24% and Pro Forma EPS 83% Over Q2 of 2003

SAN DIEGO, CA, JULY 22, 2004 — Captiva Software Corporation (NASDAQ: CPTV), a leading provider of input management solutions, today announced financial results for its second quarter ended June 30, 2004.

Revenues were $16.8 million, an increase of 21% compared to Q2 of 2003. Software license revenues were $8.4 million, representing 50% of total revenues and an increase of 24% over Q2 of 2003. Pro forma operating income was $2.2 million, more than double the $1.0 million reported in Q2 of 2003. Pro forma diluted earnings per share (EPS) was $0.11, an 83% increase over the $0.06 reported in Q2 of 2003.

GAAP operating income rose to $1.4 million, an increase of 177% over the $0.5 million reported in Q2 of 2003. GAAP diluted EPS was $0.07, more than double the $0.03 reported in Q2 of 2003. The pro forma and GAAP diluted EPS for Q2 of 2004 were calculated using 13.1 million shares, compared to 10.3 million used in Q2 of 2003. For a reconciliation of the pro forma to GAAP results, see the footnotes accompanying the pro forma statements of operations provided below.

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CAPTIVA REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS /Page 2

Captiva’s cash balance increased to $19.2 million at June 30, 2004, an increase of $3.0 million compared to $16.2 million at March 31, 2004 while days sales outstanding remained at the Q1 2004 level of 55 days.

Second Quarter Highlights:

•	Revenues increased to a Q2 record $16.8 million, up 21% from Q2 of 2003.

•	Software license revenue increased to a Q2 record $8.4 million, up 24% from Q2 of 2003.

•	Pro forma gross margin increased to 71%, compared to 66% in Q2 of 2003.

•	Pro forma operating income was $2.2 million, more than double the $1.0 million reported in Q2 of 2003.

•	Pro forma diluted EPS was $0.11, an 83% increase over the $0.06 reported in Q2 of 2003.

•	31 new customers were acquired, including Altria, the IRS, Johnson & Johnson Pacific Pty Limited, Sensis and US Bank.

•	Captiva announced new distribution agreements with Baseside, Cranel Imaging and First Consulting Group.

•	Captiva hosted its first financial and technology analyst day event, where it demonstrated the Digital Mailroom in a live production environment.

“We’re very pleased with our second quarter financial performance, as we significantly grew our software license revenues, services revenues, gross margin and diluted EPS over the second quarter of 2003. In addition, we increased our cash balance to $19.2 million at June 30, 2004. The increased software license revenues and solid services revenues provided a richer revenue mix, leading to strong gross margin gains and EPS results,” said Reynolds C. Bish, Captiva’s President and CEO. “With revenues of $16.8 million, we achieved the upper end of our stated guidance, while the pro forma EPS of $0.11 exceeded the $0.08 to $0.09 range we had projected.”

CAPTIVA REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS /Page 3

“Given our success in Q2, we remain cautiously optimistic about achieving our previously stated revenue and earnings goals for the year, which include growing revenues by 19% to 23% to $68.0 to $70.0 million and achieving a 13% to 14% pro forma and 9% to 10% GAAP operating income margin for the year as a whole,” added Mr. Bish. “Consistent with these goals and assuming no sequential quarter growth in hardware revenues, we expect total revenues for the third quarter to be in the range of $16.8 to $17.1 million, and pro forma diluted EPS to be in the range of $0.11 to $0.12. This would equate to GAAP diluted EPS of between $0.08 and $0.09.”

Presentation of Pro Forma and GAAP Statements of Operations

To assist in making comparisons of current and prior period results, both pro forma and GAAP statements of operations are presented below. The company’s management uses the pro forma statements of operations to monitor results internally as management believes the pro forma statements of operations provide a more accurate portrayal of operating results. The pro forma statements of operations exclude the purchased intangibles amortization arising from mergers and acquisitions, recovery of merger costs, the write-off of in-process research and development and the costs related to the withdrawn stock offering as described in the footnotes accompanying the pro forma statements of operations provided below.

Pro Forma Results

The results of operations on a pro forma basis for the three and six months ended June 30, 2004 exclude amortization costs arising from purchased intangible assets, the write-off of in-process research and development and costs associated with the stock offering withdrawn during Q2. For a detailed reconciliation of the pro forma results to the GAAP results, see the footnotes accompanying the pro forma statements of operations provided below.

Revenues for Q2 of 2004 were $16.8 million, an increase of 21% compared to revenues of $13.9 million for Q2 of 2003. Revenues for the six months ended June 30, 2004 were $32.7 million, an increase of 23% compared to revenues of $26.5 million for the six months ended June 30, 2003.

CAPTIVA REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS /Page 4

Pro forma operating income for Q2 of 2004 increased to $2.2 million, or more than double the $1.0 million reported in Q2 of 2003. Pro forma operating income for the six months ended June 30, 2004 increased to $3.6 million, compared to pro forma operating income of $1.6 million for the six months ended June 30, 2003.

Pro forma net income for Q2 of 2004 increased to $1.4 million, or $0.11 per diluted share, compared to pro forma net income of $0.6 million or $0.06 per diluted share for Q2 of 2003. Pro forma net income for the six months ended June 30, 2004 increased to $2.3 million, or $0.17 per diluted share, compared to pro forma net income of $1.0 million or $0.10 per diluted share for the six months ended June 30, 2003.

GAAP Results

Revenues for Q2 of 2004 were $16.8 million, an increase of 21% compared to $13.9 million for Q2 of 2003. Revenues for the six months ended June 30, 2004 were $32.7 million, an increase of 23% compared to revenues of $26.5 million for the six months ended June 30, 2003.

Operating income for Q2 2004 was $1.4 million, compared to an operating income of $0.5 million for Q2 of 2003. Operating income for the six months ended June 30, 2004 was $2.1 million, compared to operating income of $0.6 million for the six months ended June 30, 2003.

Net income was $0.9 million, or $0.07 per diluted share for Q2 of 2004, compared to a net income of $0.3 million, or $0.03 per diluted share for Q2 of 2003. Net income for the six months ended June 30, 2004 was $1.3 million, or $0.10 per diluted share, compared to $0.4 million, or $0.04 per diluted share in the six months ended June 30, 2003.

Cash and cash equivalents totaled $19.2 million at June 30, 2004 compared to $16.2 million at March 31, 2004 and $16.0 million at December 31, 2003. The increase in cash during the three and six months ended June 30, 2004 is primarily attributable to operating income, after excluding non-cash expenses, and proceeds received from stock option exercises and the employee stock purchase plan.

CAPTIVA REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS /Page 5

Corporate Conference Call

Captiva management will host a conference call today, July 22, at 1:30 p.m. PST (4:30 p.m. EST) to review the second quarter financial results and other corporate events. Reynolds C. Bish, President and CEO, and Rick Russo, CFO, will be on-line to discuss these results and take part in a Q & A session.

The call can be accessed by dialing 800-365-2845 and giving the company name, “Captiva.” Participants are asked to call the number approximately 10 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following three business days by dialing 800-642-1687 and entering the following pass code: 8253213.

The call can also be accessed live on the web via the following link: http://www.firstcallevents.com/service/ajwz407542937gf12.html. This link will also provide an instant replay of the conference call. The link can also be accessed from the investor relations section of Captiva’s website at http://www.captivasoftware.com/Investors/

About Captiva

Captiva Software Corporation (NASDAQ: CPTV) is a leading provider of input management solutions. Since 1989, the company’s award-winning products have been used to manage business critical information from paper, faxed and electronic forms, documents and transactions into the enterprise in a more accurate, timely and cost-effective manner. These products automate the processing of billions of forms, documents and transactions annually, converting their contents into information that is usable in database, document, content and other information management systems. Captiva’s technology serves thousands of users in insurance, financial services, government, business process outsourcing, manufacturing and other markets. For more information, visit www.captivasoftware.com.

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CAPTIVA REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS /Page 6

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Captiva. All statements in this press release that are not strictly historical are forward-looking statements. Forward-looking statements relating to expectations about future events or results are based upon information available to Captiva as of today’s date. Captiva assumes no obligation to update any of these statements. The forward-looking statements are not guarantees of the future performance of Captiva and actual results may vary materially from the results and expectations discussed. The revenues and earnings of Captiva and its ability to achieve planned business objectives are subject to a number of factors that make estimation of future operating results uncertain. These factors include increased competition; risks associated with new product strategies and the evolving and varying demand for software products; risks related to the integration of Captiva’s merged businesses; the ability of Captiva to expand its operations; risks relating to litigation, including litigation over intellectual property rights; general technological and economic factors; and the other risks detailed from time to time in each of Captiva’s periodic reports and other documents filed with the Securities and Exchange Commission, including, but not limited to, Captiva’s report on Form 10-K for the fiscal year ended December 31, 2003, quarterly reports on Form 10-Q and current reports on Form 8-K.

-financial statements to follow-

CAPTIVA REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS /Page 7

Captiva Software Corporation

Pro Forma Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenues:
Software	$8,426	$6,779	$15,104	$12,360
Services	6,891	5,199	13,808	10,897
Hardware and other	1,485	1,904	3,752	3,229

Total revenues	16,802	13,882	32,664	26,486

Cost of revenues (1):
Software	1,179	740	2,025	1,140
Services	2,524	2,527	5,171	5,038
Hardware and other	1,229	1,521	3,053	2,641

Total cost of revenues	4,932	4,788	10,249	8,819

Gross profit	11,870	9,094	22,415	17,667

Operating expenses (2):
Research and development	2,506	2,114	5,197	4,225
Sales, general and administrative	7,152	5,968	13,618	11,806

Total operating expenses	9,658	8,082	18,815	16,031

Income from operations	2,212	1,012	3,600	1,636
Other income, net	58	14	129	7

Income before income taxes	2,270	1,026	3,729	1,643
Provision for income taxes (3)	885	410	1,454	657

Net income	$1,385	$616	$2,275	$986

Basic net income per share	$0.12	$0.07	$0.20	$0.11
Diluted net income per share	$0.11	$0.06	$0.17	$0.10
Basic common equivalent shares	11,481	9,011	11,242	8,936
Diluted common equivalent shares	13,116	10,347	13,046	9,820

The above Pro Forma Consolidated Statements of Operations are not a presentation in accordance with generally accepted accounting principles as they exclude the effects of the following:

(1)	The three months ended June 30, 2004 and 2003 exclude amortization of purchased intangibles of $0.7 million and $0.5 million, respectively. The six months ended June 30, 2004 and 2003 exclude amortization of purchased intangibles of $1.3 million and $1.0 million, respectively.
(2)	The six months ended June 30, 2004 exclude the write-off of in-process research and development of $66,000. The six months ended June 30, 2003 exclude recovery of merger costs of $44,000. The three and six months ended June 30, 2004 exclude the write-off of costs related to the withdrawn stock offering of $0.2 million.
(3)	The pro forma income before income taxes is taxed utilizing a 39% tax rate for the three and six months ended June 30, 2004 and 40% for the three and six months ended June 30, 2003.

The pro forma data is presented for informational purposes only to assist in making comparisons of Captiva’s results on a combined basis and should not be considered as a substitute for the historical financial data presented in accordance with generally accepted accounting principles.

CAPTIVA REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS /Page 8

Captiva Software Corporation

GAAP Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenues:
Software	$8,426	$6,779	$15,104	$12,360
Services	6,891	5,199	13,808	10,897
Hardware and other	1,485	1,904	3,752	3,229

Total revenues	16,802	13,882	32,664	26,486
Cost of revenues:
Software	1,179	740	2,025	1,140
Services	2,524	2,527	5,171	5,038
Hardware and other	1,229	1,521	3,053	2,641
Amortization of purchased intangibles	654	524	1,265	1,048

Total cost of revenues	5,586	5,312	11,514	9,867

Gross profit	11,216	8,570	21,150	16,619

Operating expenses:
Research and development	2,506	2,114	5,197	4,225
Sales, general and administrative	7,152	5,968	13,618	11,806
Merger costs	—	—	—	(44)
Write-off of in-process research and development	—	—	66	—
Write-off of withdrawn stock offering costs stock offering costs	205	—	205	—

Total operating expenses	9,863	8,082	19,086	15,987

Income from operations	1,353	488	2,064	632
Other income, net	58	14	129	7

Income before income taxes	1,411	502	2,193	639
Provision for income taxes	550	201	855	256

Net income	$861	$301	$1,338	$383

Basic net income per share	$0.07	$0.03	$0.12	$0.04
Diluted net income per share	$0.07	$0.03	$0.10	$0.04
Basic common equivalent shares	11,481	9,011	11,242	8,936
Diluted common equivalent shares	13,116	10,347	13,046	9,820

CAPTIVA REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS /Page 9

Captiva Software Corporation

Consolidated Balance Sheets

(unaudited, in thousands)

	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and equivalents	$19,156	$16,038
Accounts receivable, net	10,303	10,780
Prepaid expenses and other current assets	2,060	3,314

Total current assets	31,519	30,132
Property and equipment, net	1,203	924
Other assets	3,075	2,354
Purchased intangibles, net	14,746	9,844

Total assets	$50,543	$43,254

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accruals	$7,064	$6,850
Deferred revenue	11,203	11,264

Total current liabilities	18,267	18,114
Deferred revenue	308	519
Other liabilities	230	235
Total stockholders’ equity	31,738	24,386

Total liabilities and stockholders’ equity	$50,543	$43,254